Consent of Labonte & Co.
Exhibit 23.2



LABONTE & CO.
C H A R T E R E D   A C C O U N T A N T S

610-938 Howe Street
Vancouver, BC  Canada
V6Z 1N9
Telephone:  (604) 682-2778
Facsimile   (604) 689-2778
Email:      rjl@labonteco.com


June 5, 2003


U.S. Securities and Exchange Commission
Division of  Corporate Finance
450 Fifth Street, N.W. Washington, D.C. 20549

Re: 2Uonline.com, Inc. - S-8 Registration of  3,000,000 shares

Dear Sir/Madame:

We hereby consent to the incorporation by reference therein of our Auditors' Report dated March 18, 2003 to the Stockholders and Board of Directors with respect to the financial statements of the Company included in its annual reports filed with the U.S. Securities and Exchange Commission for the fiscal years ended December 31, 2001 and 2000 on Form 10-KSB.

Sincerely,

/s/ Labonte & Co.

LaBonte & Co.,
Chartered Accountants

RJL/vf